Exhibit 99.1

Contacts: Stuart C. Haselden Chief Financial Officer (212) 209-8461 Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2012 RESULTS

Revenues Rise 23% to $503.5 Million

NEW YORK, May 30, 2012 – J.Crew Group, Inc. today announced financial results for the three months ended April 28, 2012.

On March 7, 2011, J.Crew was acquired by Chinos Holdings, Inc., a company formed by investment funds affiliated with TPG Capital, L.P. and Leonard Green & Partners, L.P. Although the Company continued as the same legal entity after the acquisition, last year’s financial statements were prepared for the following periods: (i) March 8, 2011 to April 30, 2011 (Successor) and (ii) January 30, 2011 to March 7, 2011 (Predecessor). To facilitate a meaningful comparison of our results, we have presented a pro forma statement of operations for the first quarter last year, which reflects the combination of the Successor and Predecessor periods, giving effect to the acquisition and related transactions as if they occurred on the first day of the fiscal year.

First Quarter highlights:

•

Revenues increased 23% to $503.5 million, with comparable company sales increasing 16%. Comparable company sales decreased 3% in the first quarter last year. Store sales increased 26% to $354.0 million. Store sales decreased 3% in the first quarter last year. Direct sales increased 19% to $143.4 million following an increase of 5% in the first quarter last year.

•	Gross margin increased to 47.6% from 44.7% in the first quarter last year.

•	Selling, general and administrative expenses increased to $164.2 million, or 32.6% of revenues, from $131.1 million, or 32.0% of revenues, in the first quarter last year.

•	Operating income increased 45% to $75.7 million, or 15.0% of revenues, compared to $52.0 million, or 12.7% of revenues, in the first quarter last year.

•	Net income was $30.7 million compared to $16.2 million in the first quarter last year.

•

Adjusted EBITDA increased $26.9 million to $101.6 million compared to $74.7 million in the first quarter last year. An explanation of how we use Adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (4).

Balance Sheet highlights:

•	Cash and cash equivalents were $216.1 million compared to $280.5 million at the first quarter end last year.

•

Total debt was $1,591 million, consisting of the seven-year senior secured term loan of $1,191 million and the eight-year senior unsecured notes of $400 million, incurred in connection with the acquisition, compared with $1,600 million at the first quarter end last year.

•

Inventories were $250.6 million compared to $265.6 million at the first quarter end last year. Inventories last year included a purchase accounting step-up adjustment and higher in-transit inventories compared to this year. Inventories and inventories per square foot, adjusted for purchase accounting and in-transit last year, increased 14% and 6%, respectively.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement contains non-GAAP financial measures. An explanation of these measures and a reconciliation to the most directly comparable GAAP financial measures are included in Exhibit (4).

Conference Call Information

A conference call to discuss first quarter results is scheduled for tomorrow, May 31, 2012, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 7, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 393917.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 30, 2012, the Company operates 277 retail stores (including 229 J.Crew retail stores, nine crewcuts stores and 39 Madewell stores), jcrew.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 96 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the projected store count and square footage in Exhibit (5) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	First Quarter Fiscal 2012	Pro Forma First Quarter Fiscal 2011(a)

Net sales:
Stores	$354,008	$281,177
Direct	143,437	120,361

Other	6,078	7,918

Total revenues	503,523	409,456

Cost of goods sold, including buying and occupancy costs	263,671	226,254

Gross profit	239,852	183,202
As a percent of revenues	47.6%	44.7%

Selling, general and administrative expenses	164,181	131,125
As a percent of revenues	32.6%	32.0%

Operating income	75,671	52,077
As a percent of revenues	15.0%	12.7%

Interest expense, net	25,412	25,551

Income before income taxes	50,259	26,526

Provision for income taxes	19,562	10,345

Net income	$30,697	$16,181

(a)	See notes to condensed consolidated pro forma statement of operations in Exhibit (2).

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Pro Forma Statement of Operations

(in thousands, except percentages)

(unaudited)

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro forma First Quarter Fiscal 2011
	(Successor)	(Predecessor)

Net sales:
Stores	$194,703	$86,474		$—	$281,177
Direct	76,719	43,642		—	120,361

Other	4,796	3,122		—	7,918

Total revenues	276,218	133,238		—	409,456

Cost of goods sold, including buying and occupancy costs	157,910	70,284	(a)	(1,940)	226,254

Gross profit	118,308	62,954		1,940	183,202
As a percent of revenues	42.8%	47.2%			44.7%

Selling, general and administrative expenses	125,487	79,736	(a)	(74,098)	131,125
As a percent of revenues	45.4%	59.8%			32.0%

Operating income (loss)	(7,179)	(16,782)		76,038	52,077
As a percent of revenues	(2.6)%	(12.6)%			12.7%

Interest expense, net	15,526	1,166	(b)	8,859	25,551

Income (loss) before income taxes	(22,705)	(17,948)		67,179	26,526

Provision (benefit) for income taxes	(8,911)	(1,798)	(c)	21,054	10,345

Net income (loss)	$(13,794)	$(16,150)		$46,125	$16,181

See notes to pro forma statement of operations

Notes to Pro Forma Statement of Operations

(a)	To give effect to the following adjustments:

(in thousands)	Adjustments
Amortization expense(1)	$813
Depreciation expense(2)	880
Sponsor monitoring fees(3)	764
Amortization of lease commitments, net(4)	1,483
Elimination of non-recurring charges(5)	(79,978)

Total pro forma adjustment	$(76,038)

Pro forma adjustment:
Recorded in cost of goods sold	$(1,940)
Recorded in selling, general and administrative expenses	(74,098)

Total pro forma adjustment	$(76,038)

(1)	To record five weeks of additional amortization expense of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record five weeks of additional depreciation expense of the step-up of property and equipment allocated on a straight-line basis over a weighted average remaining useful life of 8.2 years.
(3)	To record five weeks of additional expense (calculated as the greater of 40 basis points of annual revenues or $8 million) to be paid to the Sponsors in accordance with a management services agreement.
(4)	To record five weeks of additional amortization expense of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the acquisition and related transactions, including acquisition-related share based compensation, transaction costs, and amortization of the step-up in the carrying value of inventory.

(b)	To give effect to the following adjustments:

(in thousands)	Adjustments

Pro forma cash interest expense(1)	$22,986
Pro forma amortization of deferred financing costs(1)	2,400
Less recorded interest expense, net	(16,527)

Total pro forma adjustment to interest expense, net	$8,859

(1)	To record thirteen weeks of interest expense associated with borrowings under the term loan facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%.

(c)	To reflect our expected annual effective tax rate of approximately 39%.

Exhibit (3)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)	April 28, 2012	January 28, 2012	April 30, 2011

Assets
Current assets:
Cash and cash equivalents	$216,103	$221,852	$280,473
Inventories	250,596	242,659	265,560
Prepaid expenses and other current assets	46,896	48,052	31,860
Deferred income taxes, net	9,971	9,971	—
Prepaid income taxes	—	4,087	65,702

Total current assets	523,566	526,621	643,595

Property and equipment, net	285,192	264,572	237,965

Favorable lease commitments, net	45,589	48,930	58,954

Deferred financing costs, net	56,328	58,729	65,930

Intangible assets, net	982,871	985,322	997,282

Goodwill	1,686,915	1,686,915	1,681,996

Other assets	2,492	2,433	3,122

Total assets	$3,582,953	$3,573,522	$3,688,844

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$129,865	$158,116	$137,292
Due to dissenting shareholders	—	—	209,018
Other current liabilities	121,718	116,339	80,828
Interest payable	12,778	26,735	13,749
Income taxes payable	12,491	—	—
Deferred income taxes, net	—	—	7,625
Current portion of long-term debt	15,000	15,000	12,000

Total current liabilities	291,852	316,190	460,512

Long-term debt	1,576,000	1,579,000	1,588,000

Unfavorable lease commitments and deferred credits	58,600	53,700	40,490

Deferred income taxes, net	410,517	410,515	416,429

Other liabilities	37,157	37,065	18,106

Stockholders’ equity	1,208,827	1,177,052	1,165,307

Total liabilities and stockholders’ equity	$3,582,953	$3,573,522	$3,688,844

Exhibit (4)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the first quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Quarter of Fiscal 2012	Pro Forma First Quarter of Fiscal 2011

Net income	$30.7	$16.2
Provision for income taxes	19.6	10.3
Interest expense, net	25.4	25.5
Depreciation and amortization	19.2	17.4

EBITDA	94.9	69.4

Share-based compensation	1.1	1.3
Amortization of lease commitments	3.6	2.0
Sponsor monitoring fees	2.0	2.0

Adjusted EBITDA	101.6	74.7

Taxes paid	(3.1)	(4.0)
Interest paid	(36.9)	(0.2)
Changes in working capital	(27.0)	(161.6)

Cash flows from operating activities	34.6	(91.1)
Cash flows from investing activities	(37.3)	(2,791.9)
Cash flows from financing activities	(3.0)	2,782.1

Decrease in cash	(5.7)	(100.9)
Cash and cash equivalents, beginning	221.8	381.4

Cash and cash equivalents, ending	$216.1	$280.5

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (5)

Actual and Projected Store Count and Square Footage

	Fiscal 2012
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	362	10	—	372
2nd Quarter(3)	372	6	(2)	376
3rd Quarter(3)	376	18	—	394
4th Quarter(3)	394	8	(1)	401

	Fiscal 2012
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,138,663	42,057	(1,811)	2,178,909
2nd Quarter(3)	2,178,909	38,569	(4,446)	2,213,032
3rd Quarter(3)	2,213,032	95,329	(7,456)	2,300,905
4th Quarter(3)	2,300,905	39,957	(6,017)	2,334,845

(1)	Actual and Projected number of stores to be opened or closed during fiscal 2012 by channel are as follows:

Q1 – Two retail, one international retail, and seven Madewell stores.

Q2 – Three retail, one international retail, one factory, and one Madewell stores. Closed one crewcuts and one Madewell store.

Q3 – Six retail, one international retail, four factory, two international factory, and five Madewell stores.

Q4 – Three retail, three factory, and two Madewell stores. Closed one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.